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                 April 26, 2021

       Axel Hefer
       Chief Executive Officer
       trivago N.V.
       Kesselstra  e 5 - 7
       40221 D  sseldorf
       Federal Republic of Germany

                                                        Re: trivago N.V.
                                                            Registration
Statement on Form F-3
                                                            Filed April 20,
2021
                                                            File No. 333-255378

       Dear Mr. Hefer:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Katherine Wray, Staff Attorney, at 202-551-3483 or, in her absence, Jan
       Woo, Legal Branch Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Ward A. Greenberg